Exhibit 10.10

RADIOSHACK CORPORATION

AMENDED AND RESTATED TERMINATION PROTECTION PLAN

“LEVEL I”

WHEREAS, the “Board” of the “Company” (as those terms are hereinafter defined) recognizes that the possibility of a future “Change in Control” (as hereinafter defined) exists and that the threat or occurrence of a Change in Control could result in significant distractions to its officers because of the uncertainties inherent in such a situation; and

WHEREAS, the Board has determined that it is essential and in the best interest of the Company, its stockholders and the Employer to retain the services of its officers in the event of a threat or the occurrence of a Change in Control of the Company and to ensure their continued dedication and efforts in such event without undue concern for their employment and personal financial security.

NOW, THEREFORE, in order to fulfill these purposes, the following is hereby adopted.

ARTICLE I

ESTABLISHMENT OF PLAN

1.1 As of the Effective Date, the Company hereby amends and restates the RadioShack Corporation Termination Protection Plan Level I in its entirety as set forth in this document.

ARTICLE II

DEFINITIONS

As used herein the following words and phrases shall have the following respective meanings for purposes of the Plan unless the context clearly indicates otherwise.

2.1 Accrued Compensation. “Accrued Compensation” shall mean an amount which shall include all amounts earned or accrued through the “Termination Date” (as hereinafter defined) but not paid as of the Termination Date including (i) base salary, (ii) reimbursement for reasonable and necessary expenses incurred by the “Participant” (as hereinafter defined) on behalf of the Employer during the period ending on the Termination Date in accordance with the Employer’s business expense reimbursement policies, (iii) vacation pay as required by law, and (iv) bonuses and incentive compensation (other than the “Pro Rata Bonus” (as hereinafter defined)).

2.2 Base Amount. “Base Amount” shall mean the greater of the Participant’s annual base salary (a) at the rate in effect on the Termination Date or (b) at the highest rate in effect at any time during the ninety (90) day period prior to the Change in Control, and shall include all amounts of the Participant’s base salary that are deferred under the Employer’s qualified and non-qualified employee benefit plans.

2.3 Benefits Amount. “Benefits Amount” shall mean an amount equal to thirty percent (30%) of the Participant’s Base Amount.

2.4 Board. “Board” shall mean the Board of Directors of the Company.

2.5 Bonus Amount. “Bonus Amount” shall mean the highest annual bonus paid or payable to the Participant for any fiscal year in respect of the three (3) full fiscal years ended prior to the Change in Control.

2.6 Business Day. “Business Day” shall mean a day, other than Saturday, Sunday or other day on which commercial banks in Fort Worth, Texas are authorized or required by applicable law to close.

2.7 Cause. The Participant’s Employer may terminate the Participant’s employment for “Cause” if the Participant (a) has been convicted of a felony, (b) failed substantially to perform his or her reasonably assigned duties with his or her Employer (other than a failure resulting from his or her incapacity due to physical or mental illness), or (c) has intentionally engaged in conduct which is demonstrably and materially injurious to the Company and/or Employer. No act, or failure to act, on the Participant’s part, shall be considered “intentional” unless the Participant has acted, or failed to act, with a lack of good faith and with a lack of reasonable belief that the Participant’s action or failure to act was in the best interest of the Company and/or Employer.

2.8 Change in Control. “Change in Control” shall mean the occurrence during the “Term” (as hereinafter defined) of any of the following events:

(a) An acquisition (other than directly from the Company) of any voting securities of the Company (the “Voting Securities”) by any “Person” (as the term person is used for purposes of Section 13(d) or 14(d) of the Securities Exchange Act of 1934, as amended (the “1934 Act”)) immediately after which such Person has “Beneficial Ownership” (within the meaning of Rule 13d-3 promulgated under the 1934 Act) of fifteen percent (15%) or more of the combined voting power of the Company’s then outstanding Voting Securities; provided, however, in determining whether a Change in Control has occurred, Voting Securities which are acquired in a Non-Control Acquisition (as hereinafter defined) shall not constitute an acquisition which would cause a Change in Control.

A “Non-Control Acquisition” shall mean an acquisition by (i) an employee benefit plan (or a trust forming a part thereof) maintained by (A) the Company or (B) any corporation or other Person of which a majority of its voting power or its voting equity securities or equity interest is owned, directly or indirectly, by the Company (for purposes of this definition, a “Subsidiary”), (ii) the Company or its Subsidiaries, or (iii) any Person in connection with a Non-Control Transaction (as hereinafter defined);

(b) The individuals who, as of the Effective Date, are members of the Board (the “Incumbent Board”), cease for any reason to constitute at least two-thirds of the Board;

provided, however, that if the election, or nomination for election by the Company’s stockholders, of any new director was approved by a vote of at least two-thirds of the Incumbent Board, such new director shall, for purposes of this Plan, be considered as a member of the Incumbent Board; provided further, however, that no individual shall be considered a member of the Incumbent Board if such individual initially assumed office as a result of either an actual or threatened “Election Contest” (as described in Rule 14a-11 promulgated under the 1934 Act) or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board (a “Proxy Contest”) including by reason of any agreement intended to avoid or settle any Election Contest or Proxy Contest; or

(c) The consummation of:

(1) A merger, consolidation, reorganization or other business combination with or into the Company or in which securities of the Company are issued, unless

(i) the stockholders of the Company, immediately before such merger, consolidation, reorganization or other business combination, own directly or indirectly immediately following such merger, consolidation, reorganization or other business combination, at least sixty percent (60%) of the combined voting power of the outstanding voting securities of the corporation resulting from such merger or consolidation, reorganization or other business combination (the “Surviving Corporation”) in substantially the same proportion as their ownership of the Voting Securities immediately before such merger, consolidation, reorganization or other business combination,

(ii) the individuals who were members of the Incumbent Board immediately prior to the execution of the agreement providing for such merger, consolidation, reorganization or other business combination constitute at least two-thirds of the members of the board of directors of the Surviving Corporation, or a corporation beneficially directly or indirectly owning a majority of the combined voting power of the outstanding voting securities of the Surviving Corporation, or

(iii) no Person other than (i) the Company, (ii) any Subsidiary, (iii) any employee benefit plan (or any trust forming a part thereof) that, immediately prior to such merger, consolidation, reorganization or other business combination was maintained by the Company, the Surviving Corporation, or any Subsidiary, or (iv) any Person who, immediately prior to such merger, consolidation, reorganization or other business combination had Beneficial Ownership of fifteen percent (15%) or more of the then outstanding Voting Securities, has Beneficial Ownership of fifteen percent (15%) or more of the combined voting power of the Surviving Corporation’s then outstanding voting securities, and

(iv) A transaction described in clauses (i) through (iii) shall herein be referred to as a “Non-Control Transaction.”

(2) A complete liquidation or dissolution of the Company; or

(3) The sale or other disposition of all or substantially all of the assets of the Company to any Person (other than (i) any such sale or disposition that results in at least fifty percent (50%) of the Company’s assets being owned by one or more subsidiaries or (ii) a distribution to the Company’s stockholders of the stock of a subsidiary or any other assets).

Notwithstanding the foregoing, a Change in Control shall not be deemed to occur solely because any Person (the “Subject Person”) acquired Beneficial Ownership of more than the permitted amount of the then outstanding Voting Securities (X) as a result of the acquisition of Voting Securities by the Company which, by reducing the number of Voting Securities outstanding, increases the proportional number of shares Beneficially Owned by the Subject Person, provided that if a Change in Control would occur (but for the operation of this subsection (X)) as a result of the acquisition of Voting Securities by the Company, and after such share acquisition by the Company, the Subject Person becomes the Beneficial Owner of any additional Voting Securities which increases the percentage of the then outstanding Voting Securities Beneficially Owned by the Subject Person, then a Change in Control shall occur, or (Y) and such Subject Person (1) within fourteen (14) Business Days (or such greater period of time as may be determined by action of the Board) after such Subject Person would otherwise have caused a Change in Control (but for the operation of this clause (Y)), such Subject Person notifies the Board that such Subject Person did so inadvertently, and (2) within seven (7) Business Days after such notification (or such greater period of time as may be determined by action of the Board), such Subject Person divests itself of a sufficient number of Voting Securities so that such Subject Person is no longer the Beneficial Owner of more than the permitted amount of the outstanding Voting Securities.

(d) Notwithstanding anything contained in the Plan to the contrary, if the Participant’s employment is terminated during the Term but within one (1) year prior to a Change in Control and the Participant reasonably demonstrates that such termination (i) was at the request of a third party who has indicated an intention or taken steps reasonably calculated to effect a Change in Control and who effectuates a Change in Control (a “Third Party”) or (ii) otherwise occurred in connection with, or in anticipation of, a Change in Control which actually occurs, then for all purposes of the Plan, the date of a Change in Control with respect to the Participant shall mean the date immediately prior to the date of such termination of the Participant’s employment.

2.9 “Code” means the Internal Revenue Code of 1986, as amended.

2.10 Company. “Company” shall mean RadioShack Corporation and shall include its “Successors and Assigns” (as hereinafter defined).

2.11 Disability. “Disability” shall mean a physical or mental infirmity which impairs the Participant’s ability to substantially perform his or her duties with his or her Employer for a period of one hundred eighty (180) consecutive days and the Participant has not returned to his or her full time employment prior to the Termination Date as stated in the “Notice of Termination” (as hereinafter defined).

2.12 Effective Date. “Effective Date” shall be May 18, 2006.

2.13 Eligible Emp1oyee. “Eligible Employee” shall mean any officer of the Company on the day on which the Change in Control of the Company occurs, other than those officers who are parties to a Termination Protection Agreement with the Company or any Subsidiary.

2.14 Employer. “Employer” shall mean the Company or its divisions or its “Subsidiaries” (as hereinafter defined) with whom the Eligible Employee is employed.

2.15 Good Reason. “Good Reason” shall mean the occurrence after a Change in Control of any of the events or conditions described in Subsections (i) and (ii) hereof:

(i) the failure by the Employer to (A) comply with the provisions of Section 4.2(a) or (B) pay or provide compensation or benefits pursuant to the terms of Section 4.3, in either case, within fifteen (15) days of the date notice of such failure is given to the Employer; and

(ii) the failure of the Company and/or the Employer to obtain an agreement from any Successor or Assign of the Company, to assume and agree to perform the Plan, as contemplated in Section 9.1 hereof, within thirty (30) days after the Change in Control.

Any event or condition described in this Section 2.15(i) and (ii) which occurs during the Term but within one (1) year prior to a Change in Control but which the Participant reasonably demonstrates (A) was at the request of a Third Party or (B) otherwise arose in connection with or in anticipation of a Change in Control which actually occurs, shall constitute Good Reason for purposes of the Plan notwithstanding that it occurred prior to the Change in Control.

2.16 Notice of Termination. Following a Change in Control, “Notice of Termination” shall mean a notice of termination of the Participant’s employment from the Employer which indicates the specific termination provision in the Plan relied upon and shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Participant’s employment under the provision so indicated.

2.17 Participant. “Participant” shall mean an Eligible Employee who satisfies the requirements of Section 3.1 and who has not ceased to be a Participant pursuant to Section 3.2.

2.18 Payroll Date. “Payroll Date” shall mean each regularly scheduled date during Participant’s employment on which base salary payments are made and after a Termination Date, each regularly scheduled date on which such payments would be made if employment continued.

2.19 Plan. “Plan” shall mean the RadioShack Corporation Amended and Restated Termination Protection Plan Level I.

2.20 Pro-Rata Bonus. “Pro-Rata Bonus” shall mean the Bonus Amount multiplied by a fraction, the numerator of which is the number of days in the Company’s fiscal year through and including the Participant’s Termination Date and the denominator of which is 365.

2.21 Subsidiary or Subsidiaries. “Subsidiary” or “Subsidiaries” shall mean any corporation in which the Company owns, directly or indirectly, 50% or more of the total voting power of the corporation’s outstanding voting securities and any other corporation designated by the Board as a Subsidiary.

2.22 Successors and Assigns. “Successors and Assigns” as used herein shall mean a corporation or other entity acquiring all or substantially all the assets and business of the Company (including the Plan) whether by operation of law or otherwise.

2.23 Term. “Term” shall mean the period of time the Plan remains effective as provided in Section 10.1.

2.24 Termination Date. “Termination Date” shall mean in the case of the Participant’s death, his or her date of death, in the case of Good Reason, his or her last day of employment and in all other cases, the date specified in the Notice of Termination; provided, however, if the Participant’s employment is terminated by the Employer for Cause or due to Disability, the date specified in the Notice of Termination shall be at least 30 days from the date the Notice of Termination is given to the Participant; provided, further, however, that in the case of Disability the Participant shall not have returned to the full-time performance of his or her duties during such period of at least 30 days.

2.25 Vested Benefits. “Vested Benefits” shall mean any base salary or prior year’s bonus or incentive compensation earned but unpaid prior to the Termination Date (other than as a result of deferral made at the Participant’s election) and any amounts which are or become vested or which the Participant is otherwise entitled to under the terms of any plan, policy, practice or program of, or any contract or agreement with, the Company or any Subsidiary, at or subsequent to the Termination Date without regard to the performance of further services by the Participant or the resolution of a contingency; provided that the Plan shall in no event be deemed to modify, alter or amend the terms of any such plan, policy, practice or program of, or any contract or agreement with, the Company or any Subsidiary.

ARTICLE III

ELIGIBILITY

3.1 Participation. Each employee shall become a Participant in the Plan immediately upon becoming an Eligible Employee.

3.2 Duration of Participation. A Participant shall cease to be a Participant in the Plan if he or she ceases to be an Eligible Employee of the Employer at any time prior to a Change in Control. A Participant entitled to receive any amounts set forth in this Plan shall remain a Participant in the Plan until all amounts he or she is entitled to have been paid to him or her.

ARTICLE IV

TERMS OF EMPLOYMENT

4.1 Employment Period. The Employer agrees to continue the Participant in its employ, subject to the terms and conditions of this Plan, for the period commencing on the first date on which a Change in Control occurs during the Term (the “Change in Control Date”) and ending on the second anniversary of such date (the “Employment Period”).

4.2 Position and Duties.

(a) During the Employment Period, (A) the Participant’s position (including status, offices, titles and reporting requirements), authority, duties and responsibilities shall be commensurate in all material respects with those held, exercised and assigned immediately preceding the Change in Control Date (or, if changed at the request of the third party initiating the Change in Control, then the position, authority, duties and responsibilities in effect immediately prior to such change) and (B) the Participant’s services shall be performed at the location where the Participant was employed preceding the Change in Control Date or any office or location within a twenty mile radius of such location, except for reasonably required travel on the Employer’s business which is not materially greater than such travel requirements prior to the Change in Control.

(b) During the Employment Period, and excluding any periods of vacation and sick leave to which the Participant is entitled, the Participant shall devote reasonable attention and time during normal business hours to the business and affairs of the Employer and to discharge the responsibilities assigned to the Participant. During the Employment Period, Participant may (A) serve on civic or charitable boards or committees of not-for-profit or similar organizations, (B) teach, and (C) manage personal investments, so long as such activities do not significantly interfere with the performance of the Participant’s responsibilities as an employee of the Employer. To the extent that any such activities have been conducted by the Participant prior to the Change in Control Date, the continued conduct of such activities (or the conduct of activities similar in nature and scope thereto) subsequent to the Change in Control Date shall not thereafter be deemed to interfere with the performance of the Participant’s responsibilities to the Employer.

4.3 Compensation.

(a) Base Salary. During the Employment Period, the Participant shall receive an annual base salary (“Annual Base Salary”), which shall be paid at a monthly rate, at least equal to twelve times the highest monthly base salary paid or payable, including any base salary which has been earned but deferred, to the Participant by the Employer and its affiliated companies in respect of the ninety (90) day period immediately preceding the Change in Control Date. During the Employment Period, the Annual Base Salary shall be reviewed no more than twelve months after the last salary increase awarded to the Participant prior to the Change in Control Date and thereafter at least annually. Any increase in Annual Base Salary shall not serve to limit or reduce any other obligation to the Participant under the Plan. Annual Base Salary shall not be reduced after any such increase and the term Annual Base Salary as utilized in the

Plan shall refer to Annual Base Salary as so increased. As used in this Plan, the term “affiliated companies” shall include any company controlled by, controlling or under common control with the Employer.

(b) Annual Bonus. In addition to Annual Base Salary, the Participant shall be entitled to participate, with respect to each fiscal year ending during the Employment Period, in the Employer’s annual bonus plan, under terms (including measures of performance, targets and payout potential) at least as favorable as the terms under such bonus plan as in effect immediately prior to the Change in Control Date (or, if changed at the request of the third party initiating the Change in Control, then the annual bonus plan in effect immediately prior to such change) (the “Annual Bonus”). Each such Annual Bonus shall be paid within forty-five (45) days following the end of the fiscal year for which the Annual Bonus is awarded, unless the Participant shall elect to defer the receipt of such Annual Bonus.

(c) Incentive, Savings and Retirement Plans. During the Employment Period, the Participant shall be entitled to participate in all incentive, savings and retirement plans, practices, policies and programs applicable generally to other peer executives of the Employer and its affiliated companies, but in no event shall such plans, practices, policies and programs provide the Participant with incentive opportunities (measured with respect to both regular and special incentive opportunities, to the extent, if any, that such distinction is applicable), savings opportunities or retirement benefit opportunities, in each case, less favorable, in the aggregate, than the most favorable of those provided by the Employer and its affiliated companies for the Participant under such plans, practices, policies and programs as in effect on the Change in Control Date (or, if changed at the request of the third party initiating the Change in Control, then such plans, practices, policies and programs as in effect immediately prior to such change) or if more favorable to the Participant, those provided generally during the two year Employment Period following the Change in Control Date to other peer executives of the Company and its affiliated companies.

(d) Stock Options and Other Equity Grants. During each year of the Employment Period, the Participant shall receive either (A) stock option grants pursuant to the Company’s 1997 Incentive Stock Plan, the 1999 Incentive Stock Plan or the 2001 Incentive Stock Plan (or any successor or new plan) for each fiscal year ending during the Employment Period equal to the highest number and value to those granted to Participant for the year in which the Change in Control occurs (the “Stock Option Valuation”), or (B) if such Plan or Plans do not exist, then an amount in cash equal to the Stock Option Valuation amount, which amount shall be subject to any vesting schedule and other terms and conditions applicable to such grants in the year in which the Change in Control occurred. In addition, during the Employment Period, the Participant shall receive restricted stock grants pursuant to the Company’s 1997 Incentive Stock Plan or any successor or new plan for each fiscal year during the Employment Period equal to the highest number and value to those granted to Participant for the year in which the Change in Control occurs (the “RSO Valuation”), or (B) if such Plan or Plans do not exist, then an amount in cash equal to the RSO Valuation amount, which amount shall be subject to any vesting schedule and other terms and conditions applicable to such grants in the year in which the Change in Control occurred.

(e) Welfare Benefit Plans. During the Employment Period, the Participant and/or the Participant’s family, as the case may be, shall be eligible for participation in and shall receive all benefits under welfare benefit plans, practices, policies and programs provided by the Employer and its affiliated companies (including, without limitation, medical, prescription, dental, disability, employee life, group life, accidental death and travel accident insurance plans and programs) to the extent applicable generally to other peer executives of the Employer and its affiliated companies, but in no event shall such plans, practices, policies and programs provide the Participant with benefits which are less favorable, in the aggregate, than the most favorable of such plans, practices, policies and programs in effect for the Participant on the Change in Control Date (or, if changed at the request of the third party initiating the Change in Control, then such plans, practices, policies and programs as in effect immediately prior to such change) or, if more favorable to the Participant, those provided generally at any time after the Change in Control Date to other peer executives of the Company and its affiliated companies.

(f) Expenses. During the Employment Period, the Participant shall be entitled to receive prompt reimbursement for all reasonable expenses incurred by the Participant in accordance with the most favorable policies, practices and procedures of the Employer and its affiliated companies in effect for the Participant on the Change in Control Date (or, if changed at the request of the third party initiating the Change in Control, then such policies, practices and procedures as in effect immediately prior to such change) or, if more favorable to the Participant, as in effect generally at any time thereafter with respect to other peer executives of the Company and its affiliated companies.

(g) Fringe Benefits. During the Employment Period, the Participant shall be entitled to fringe benefits, or cash payments in lieu of such fringe benefits, in accordance with the most favorable plans, practices, programs and policies of the Employer and its affiliated companies in effect for the Participant on the Change in Control Date (or, if changed at the request of the third party initiating the Change in Control, then such plans, practices, programs and policies as in effect immediately prior to such change) or, if more favorable to the Participant, as in effect generally at any time thereafter with respect to other peer executives of the Employer and its affiliated companies.

(h) Office and Support Staff. During the Employment Period, the Participant shall be entitled to an office or offices of a size and with furnishings and other appointments, and to personal secretarial and other assistance, at least equal to the most favorable of the foregoing provided to the Participant by the Employer and its affiliated companies on the Change in Control Date (or, if changed at the request of the third party initiating the Change in Control, then such office(s), furnishing, other appointments and assistance as in effect immediately prior to such change) or, if more favorable to the Participant, as provided generally at any time thereafter with respect to other peer executives of the Employer and its affiliated companies.

(i) Vacation. During the Employment Period, the Participant shall be entitled to paid vacation in accordance with the most favorable plans, policies, programs and practices of the Employer and its affiliated companies as in effect for the Participant on the Change in Control Date (or, if changed at the request of the third party initiating the Change in Control, then such plans, practices, programs and policies as in effect immediately prior to such change)

or, if more favorable to the Participant, as in effect generally at any time thereafter with respect to other peer executives of the Employer and its affiliated companies.

(j) Indemnification. The Employer shall indemnify the Participant and hold the Participant harmless to the fullest extent permitted by applicable law and under the by-laws of the Employer against and in respect to any and all actions, suits, proceedings, claims, demands, judgments, costs, expenses (including reasonable attorneys’ fees), losses, and damages resulting from the Participant’s good faith performance of the Participant’s duties and obligations with the Employer. This provision is in addition to any other rights of indemnification the Participant may have pursuant to any indemnification agreement or other agreement, if any, between the Participant and the Employer.

ARTICLE V

TERMINATION BENEFITS

5.1 Payment of Accrued Compensation. In the event that a Participant’s employment with his or her Employer is terminated following a Change in Control during the Term (a) by reason of the Participant’s death, (b) by his or her Employer for Cause or Disability, or (c) by the Participant without Good Reason, the Participant shall be entitled to receive and the Company shall pay, his or her Accrued Compensation and, if such termination is other than by his or her Employer for Cause, a Pro Rata Bonus.

5.2 Payment in Event of Certain Terminations of Employment. In the event that a Participant’s employment with his or her Employer is terminated following a Change in Control during the Term by the Participant or by his or her Employer for any reason other than as specified in Section 5.1, the Participant shall be entitled to receive under the Plan, a cash payment equal to the sum of:

(a) his or her Accrued Compensation and Pro Rata Bonus,

(b) his or her Base Amount,

(c) his or her Bonus Amount, and

(d) his or her Benefits Amount.

The amounts provided for in this Sections 5.2 shall be paid in a single lump sum cash payment within five (5) days after the Participant’s Termination Date (or earlier, if required by applicable law or later if required by Code Section 409A or Section 5.7 hereof).

5.3 Mitigation. The Participant shall not be required to mitigate the amount of any payment provided for in the Plan by seeking other employment or otherwise and no such payment shall be offset or reduced by the amount of any compensation or benefits provided to the Participant in any subsequent employment.

5.4 Termination Pay. The payments and benefits provided for in Section 5.2(a), (b), (c) and (d) shall reduce the amount of any cash severance or termination pay payable to the Participant under any other Employer severance or termination plan, program, policy or practice.

5.5 Vested Benefits. In the event that a Participant’s employment with his or her Employer is terminated following a Change in Control during the Term by the Participant or by his or her Employer, the Employer shall pay all Vested Benefits to a Participant no later than the second Payroll Date following the Termination Date (or such later date as may be required under Code Section 409A); provided that any Vested Benefits attributable to a plan, policy practice, program, contract or agreement shall be payable in accordance with the terms thereof under which the amounts have accrued.

5.6 Insurance. The Employer shall cover the Participant under directors and officers liability insurance both during and, while potential liability exists, after the Termination Date in the same amount and to the same extent as the Employer covers its other officers or employees.

5.7 Conditions to Payments. Any payments or benefits made or provided pursuant to this Article V (other than Accrued Compensation) are subject to the Participant’s:

(a) compliance with the provisions of Article VIII hereof;

(b) delivery to the Company of an executed Confidentiality, Nonsolicitation and General Release Agreement (the “General Release”), which shall be substantially in the form attached hereto as Exhibit A (with such changes therein or additions thereto as needed under then applicable law to give effect to its intent and purpose) within twenty-one (21) days of presentation thereof by the Company to the Participant; and

(c) delivery to the Company of a resignation from all offices, directorships and fiduciary positions with the Company, its affiliates and employee benefit plans.

Notwithstanding the due date of any post-employment payments, any amounts due following a termination under this Plan (other than Accrued Compensation) shall not be due until after the expiration of any revocation period applicable to the General Release without the Participant having revoked such General Release, and any such amounts shall be paid to the Participant within thirty (30) days of the expiration of such revocation period without the occurrence of a revocation by the Participant (or such later date as may be required under Section 409A of the Code). Nevertheless (and regardless of whether the General Release has been executed by the Participant), upon any termination of Participant’s employment, Participant shall be entitled to receive any Accrued Compensation, payable within thirty (30) days after the date of termination or in accordance with the applicable plan, program or policy. In the event that the Participant dies before all payments pursuant to this Article V have been paid, all remaining payments shall be made to the beneficiary specifically designated by the Participant in writing prior to his death, or, if no such beneficiary was designated (or the Employer is unable in good faith to determine the beneficiary designated), to his or her personal representative or estate.

ARTICLE VI

TERMINATION OF EMPLOYMENT

6.1 Notice of Termination Required. Following a Change in Control, any purported termination of the Participant’s employment by the Employer shall be communicated by Notice of Termination to the Participant. For purposes of the Plan, no such purported termination shall be effective without such Notice of Termination.

ARTICLE VII

LIMITATION ON PAYMENTS BY THE COMPANY

7.1 Excise Tax Limitation.

(a) Notwithstanding anything contained in the Plan to the contrary, to the extent that the payments and benefits provided under the Plan and benefits provided to, or for the benefit of, the Participant under any other Employer plan or agreement (such payments or benefits are collectively referred to as the “Payments”) would be subject to the excise tax (the “Excise Tax”) imposed under Section 4999 of the Code, the Payments shall be reduced (but not below zero) if and to the extent that a reduction in the Payments would result in the Participant retaining a larger amount, on an after-tax basis (taking into account federal, state and local income taxes and the Excise Tax), than if the Participant received all of the Payments (such reduced amount is hereinafter referred to as the “Limited Payment Amount”). Unless the Participant shall have given prior written notice specifying a different order to the Company to effectuate the Limited Payment Amount, the Company shall reduce or eliminate the Payments, by first reducing or eliminating those payments or benefits which are not payable in cash and then by reducing or eliminating cash payments, in each case in reverse order beginning with payments or benefits which are to be paid the farthest in time from the “Determination” (as hereinafter defined). Any notice given by the Participant pursuant to the preceding sentence shall take precedence over the provisions of any other plan, arrangement or agreement governing the Participant’s rights and entitlements to any benefits or compensation.

(b) An initial determination as to whether the Payments shall be reduced to the Limited Payment Amount pursuant to the Plan and the amount of such Limited Payment Amount shall be made by an accounting firm at the Company’s expense selected by the Company which is designated as one of the five (5) largest accounting firms in the United States (the “Accounting Firm”). The Accounting Firm shall provide its determination (the “Determination”), together with detailed supporting calculations and documentation to the Company and the Participant within five (5) days of the Termination Date if applicable, or such other time as requested by the Company or by the Participant (provided the Participant reasonably believes that any of the Payments may be subject to the Excise Tax) and if the Accounting Firm determines that no Excise Tax is payable by the Participant with respect to a Payment or Payments, it shall furnish the Participant with an opinion reasonably acceptable to the Participant that no Excise Tax will be imposed with respect to any such Payment or Payments. Within ten (10) days of the delivery of the Determination to the Participant, the Participant shall have the right to dispute the Determination (the “Dispute”). If there is no

Dispute, the Determination shall be binding, final and conclusive upon the Company and the Participant subject to the application of Paragraph 7.1(c) below.

(c) As a result of the uncertainty in the application of Sections 4999 and 280G of the Code, it is possible that the Payments to be made to, or provided for the benefit of, the Participant either have been made or will not be made by the Company which, in either case, will be inconsistent with the limitations provided in Section 7.1(a) (hereinafter referred to as an “Excess Payment” or “Underpayment”, respectively). If it is established pursuant to a final determination of a court or an Internal Revenue Service (the “IRS”) proceeding which has been finally and conclusively resolved, that an Excess Payment has been made, such Excess Payment shall be deemed for all purposes to be a loan to the Participant made on the date the Participant received the Excess Payment and the Participant shall repay the Excess Payment to the Company on demand (but not less than ten (10) days after written notice is received by the Participant) together with interest on the Excess Payment at the “Applicable Federal Rate” (as defined in Section 1274(d) of the Code) from the date of the Participant’s receipt of such Excess Payment until the date of such repayment. In the event that it is determined by (i) the Accounting Firm, the Company (which shall include the position taken by the Company, or together with its consolidated group, on its federal income tax return) or the IRS, (ii) pursuant to a determination by a court, or (iii) upon the resolution to the Participant’s satisfaction of the Dispute, that an Underpayment has occurred, the Company shall pay an amount equal to the Underpayment to the Participant within ten (10) days of such determination or resolution together with interest on such amount at the Applicable Federal Rate from the date such amount would have been paid to the Participant until the date of payment.

ARTICLE VIII

PARTICIPANT COVENANTS

8.1 Confidentiality and Nonsolicitation Agreement. As a condition to receiving the right to receive any benefits under the Plan, each Participant shall enter into and comply with a Confidentiality, Nonsolicitation and General Release Agreement with the Company, substantially in the form of Exhibit A hereto.

ARTICLE IX

SUCCESSORS AND ASSIGNS

9.1 Successors and Assigns.

(a) The Plan shall be binding upon and shall inure to the benefit of the Company and the Employer. The Company and the Employer shall require any Successor or Assign to expressly assume and agree to perform the Plan in the same manner and to the same extent that the Company and/or the Employer would be required to perform it if no such succession or assignment had taken place.

(b) Neither the Plan nor any right or interest hereunder shall be assignable or transferable by the Participant, his or her beneficiaries or legal representatives, except by will or by the laws of descent and distribution; provided, however, that the Plan shall inure to the benefit of and be enforceable by the Participant’s legal personal representative.

9.2 Sale of Business or Assets. Notwithstanding anything contained in the Plan to the contrary, if a Participant’s employment with his or her Employer is terminated in connection with the sale, divestiture or other disposition of any Subsidiary or division of the Company (or part thereof) such termination shall not be a termination of employment of the Participant for purposes of the Plan and the Participant shall not be entitled to benefits from the Company under the Plan as a result of such sale, divestiture, or other disposition, or as a result of any subsequent termination of employment, provided that (a) the Participant is offered employment by the purchaser or acquiror of such Subsidiary or division (or part thereof) and (b) the Company obtains an agreement from such purchaser or acquiror to perform the Company’s and/or Employer’s obligations under the Plan, in the same manner, and to the same extent that the Company and/or the Employer would be required to perform if no such purchase or acquisition had taken place. In such circumstances, the purchaser or acquiror shall be solely responsible for providing any benefits payable under the Plan to any such Participant.

ARTICLE X

TERM, AMENDMENT AND PLAN TERMINATION

10.1 Term. The Plan shall continue in effect for a period of two (2) years commencing on the Effective Date and shall be automatically extended for one (1) year on the first anniversary of the Effective Date and on each anniversary of the Effective Date thereafter unless the Company shall have delivered a written notice to each Participant at least ninety (90) days prior to any extension that the Plan shall not be so extended; provided, however, that if a Change in Control occurs while the Plan is in effect, the Plan shall not end prior to the expiration of two (2) years following the Change in Control.

10.2 Amendment and Termination. Subject to Section 10.1, the Plan may be terminated or amended in any respect by resolution adopted by two-thirds (2/3) of the members of the Incumbent Board; provided, however, that no such amendment or termination of the Plan during the Term may be made (a) at the request of a Third Party, or (b) otherwise in connection with, or in anticipation of, a Change in Control; and provided, further, however, that the Plan no longer shall be subject to amendment, change, substitution, deletion, revocation or termination in any respect whatsoever following a Change in Control.

10.3 Form of Amendment. The form of any amendment or termination of the Plan shall be a written instrument signed by a duly authorized officer or officers of the Company, certifying that the amendment or termination has been approved by the Board in accordance with Section 10.2.

ARTICLE XI

MISCELLANEOUS

11.1 Contractual Right. Upon and after a Change in Control, each Participant shall have a fully vested, non-forfeitable contractual right, enforceable against the Company, to the benefits provided for under Sections 5.1, 5.2, 5.6 and 5.7 of the Plan upon satisfaction of the applicable conditions specified in those Sections.

11.2 Employment Status. Prior to a Change in Control, each Eligible Employee shall continue in his or her status as an employee-at-will and the Plan does not constitute a contract of employment or impose on the Employer any obligation to (a) retain the Participant, (b) make any payments upon termination of employment, (c) change the status of the Participant’s employment or (d) change any employment policies of the Employer.

11.3 Notice. For the purposes of the Plan, notices and all other communications provided for in the Plan (including the Notice of Termination) shall be in writing and shall be deemed to have been duly given when personally delivered or sent by a nationally recognized overnight delivery service or by certified mail, return receipt requested, postage prepaid, addressed to the respective addresses last given by each party to the other, provided that all notices to the Company and/or the Employer shall be directed to the attention of the Board with a copy to the Secretary of the Company. All notices and communications shall be deemed to have been received on the date of delivery thereof or on the third business day after the sending thereof, except that notice of change of address shall be effective only upon receipt.

11.4 Non-exclusivity of Rights. Except as provided in Section 5.4, nothing in the Plan shall prevent or limit the Participant’s continuing or future participation in any benefit, bonus, incentive or other plan or program provided by the Company and/or the Employer for which the Participant may qualify, nor shall anything herein limit or reduce such rights as the Participant may have under any other agreements with the Company and/or the Employer. Amounts which are Vested Benefits or which the Participant is otherwise entitled to receive under any plan or program of the Company and/or the Employer shall be payable in accordance with such plan or program, except as explicitly modified by the Plan. No additional compensation provided under any benefit or compensation plans to the Participant shall be deemed to modify or otherwise affect the terms of the Plan or any of the Participant’s entitlements hereunder.

11.5 Settlement of Claims. The Company’s obligation to make the payments provided for in the Plan and otherwise to perform its obligations hereunder shall not be affected by any circumstances, including without limitation, any set-off, counterclaim, recoupment, defense or other right which the Company and/or Employer may have against the Participant or others.

11.6 Trust. All benefits under the Plan shall be paid by the Company. The Plan shall be unfunded and the benefits hereunder shall be paid only from the general assets of the Company; provided, however, notwithstanding anything contained in the Plan to the contrary, nothing herein shall prevent or prohibit the Company from establishing a trust or other arrangement for the purpose of providing for the payment of the benefits payable under the Plan.

11.7 Waiver or Discharge. No provision of the Plan may be waived or discharged unless such waiver or discharge is agreed to in writing and signed by the Participant, the Employer and the Company. No waiver by either the Company, the Employer or any Participant at any time of any breach by either the Company, the Employer or any Participant of, or compliance with, any condition or provision of the Plan to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time.

11.8 Governing Law. THE VALIDITY, INTERPRETATION, CONSTRUCTION AND PERFORMANCE OF THE PLAN SHALL IN ALL RESPECTS BE GOVERNED BY AND CONSTRUED AND ENFORCED IN ACCORDANCE WITH THE LAWS OF THE STATE OF TEXAS WITHOUT GIVING EFFECT TO THE CONFLICT OF LAW PRINCIPLES THEREOF; PROVIDED, HOWEVER, THAT IN ANY ACTION INVOLVING A PARTICIPANT, THE COMPANY AND/OR THE EMPLOYER WITH RESPECT TO ANY CLAIM OR ASSERTION THAT THE PARTICIPANT’S EMPLOYMENT WAS PROPERLY TERMINATED FOR CAUSE, THE COMPANY AND/OR THE EMPLOYER HAS THE BURDEN OF PROVING THAT THE PARTICIPANT’S EMPLOYMENT WAS PROPERLY TERMINATED FOR CAUSE.

11.9 Validity and Severability. The invalidity or unenforceability of any provision of the Plan shall not affect the validity or enforceability of any other provision of the Plan, which shall remain in full force and effect, and any prohibition or unenforceability in any jurisdiction, shall not invalidate or render unenforceable such provision in any other jurisdiction.

11.10 Legal Fees. Following a Change in Control, the Company shall pay all legal fees and related expenses (including the costs of experts, evidence and counsel) incurred by the Participant as they become due as a result of (a) the Participant’s termination of employment (including all such fees and expenses, if any, incurred in contesting or disputing any such termination of employment), or (b) the Participant’s seeking to obtain or enforce any right or benefit provided by the Plan (including any such fees and expenses incurred in connection with the Dispute) or by any other plan or arrangement maintained by the Company and/or Employer under which the Participant is or may be entitled to receive benefits; provided however, that the circumstances set forth in clauses (a) and (b) (other than as a result of the Participant’s termination of employment under circumstances described in Section 2.8(d)) occurred on or after a Change in Control.

11.11 Forum. Any suit brought under the Plan shall be brought in the appropriate state or federal court for Tarrant County, Texas.

11.12 Withholding. The Company may withhold from any amounts payable under the Plan such Federal, state, local or foreign taxes as shall be required to be withheld pursuant to any applicable law or regulation.

11.13 Code Section 409A. It is intended that the Plan and the Board’s exercise of authority or discretion hereunder shall comply with the provisions of Code Section 409A and the treasury regulations relating thereto so as not to subject a Participant to the payment of interest and tax penalty which may be imposed under Code Section 409A. In furtherance of this interest, to the extent that any regulations or other guidance issued under Code Section 409A after the Effective Date would result in a Participant being subject to payment of interest and tax penalty under Code Section 409A, the Board may amend the Plan, including with respect to the timing of payment of benefits, in order to avoid the application of Code Section 409A.

EXHIBIT A

FORM OF CONFIDENTIALITY, NONSOLICITATION AND GENERAL

RELEASE AGREEMENT

This Confidentiality, Nonsolicitation and General Release Agreement (this “Agreement”), dated             , 200     is between RadioShack Corporation, a Delaware corporation (the “Company”), and                                      (the “Participant”) (collectively the “Parties”).

NOW THEREFORE, for valuable consideration, the adequacy which is hereby acknowledged, the Parties agree as follows:

1. Separation of Employment with the Company.

a. Effective             , 200     (the “Termination Date”), Participant is terminated and separated from his/her position as                                  of the Company, and Participant thereby relinquishes and resigns from all officer and director positions, all other titles, and all authorities with respect to the Company or any affiliated entity of the Company and shall be deemed terminated and separated from employment with the Company for all purposes.

b. As consideration to Participant for this Agreement, the Company agrees to pay Participant his/her Accrued Compensation and Pro Rata Bonus, Base Amount, Bonus Amount and Benefits Amount in accordance with the Company’s Amended and Restated Termination Protection Plan Level 1 (the “Plan”); provided, however, Participant does not exercise his/her right of revocation under Section 6. hereof.

c. This Agreement shall be construed in accordance and consistent with, and subject to, the provisions of the Plan (the provisions of which are incorporated herein by reference) and, except as otherwise expressly set forth herein, the capitalized terms used in this Agreement shall have the same definitions as set forth in the Plan.

2. Covenants Not to Solicit or Interfere.

a. During the period of time equal to twelve (12) months after the Termination Date, Participant shall not, either directly or indirectly, within the United States of America or any country of the world in which the Company sells, imports, exports, assembles, packages or furnishes its products, articles, parts, supplies, accessories or services or is causing them to be sold, imported, exported, assembled, packaged or furnished through related entities, representatives, agents, or otherwise:

i. solicit or induce, or attempt to solicit or induce, any employee of the Company, current or future, to leave or cease their relationship with the Company, for any reason whatsoever, or hire any current or future employee of the Company; or

ii. solicit or attempt to solicit the Company’s existing or prospective customers to purchase services or products that are competitive with those manufactured, designed, programmed, serviced, repaired, rented, marketed, offered for sale and/or under any stage of development by the Company as of the date of Participant’s separation from the Company. For purposes of this Agreement, existing customers shall mean those persons or firms that the Company has made a sale to in the twelve (12) months preceding Participant’s separation from employment; and prospective customers shall mean those persons or firms whom the Company has solicited and/or negotiated to sell the Company’s products, articles, parts, supplies, accessories or services to within the twelve (12) months preceding Participant’s separation from the Company.

b. Participant acknowledges that the Company conducts its business on an international level and has customers throughout the United States and many other countries, and that the geographic restriction on solicitation is therefore fair and reasonable.

3. Confidential Information.

a. For purposes of this Agreement, “Confidential Information” includes any and all information and trade secrets, whether written or otherwise, relating to the Company’s business, property, products, services, operations, sales, prospects, research, customers, business relationships, business plans and finances.

b. Participant acknowledges that while employed at the Company, Participant has had access to Confidential Information. Participant further acknowledges that the Confidential Information is of great value to the Company and that its improper disclosure will cause the Company to suffer damages, including loss of profits.

c. Participant shall not at any time or in any manner use, copy, disclose, divulge, transmit, convey, transfer or otherwise communicate any Confidential Information to any person or entity, either directly or indirectly, without the Company’s prior written consent.

d. Participant acknowledges that all of the information described in subsection (a) above is “Confidential Information,” which is the sole and exclusive property of the Company. Participant acknowledges that all Confidential Information was revealed to Participant in trust, based solely upon the confidential employment relationship then existing between the Company and Participant. Participant agrees: (1) that all writings or other records concerning Confidential Information are the sole and exclusive property of the Company; (2) that all manuals, forms, and supplies furnished to or used by Participant and all data or information placed thereon by Participant or any other person are the Company’s sole and exclusive property; (3) that, upon execution of this Agreement, or upon request of the Company at any time, Participant shall deliver to the Company all such writings, records, forms, manuals, and supplies and all copies of such; (4) that Participant will not make or retain any copies of such for his/her own or personal use, or take the originals or copies of such from the offices of the Company; and (5) that

Participant will not, at any time, publish, distribute, or deliver any such writing or records to any other person or entity, or disclose to any person or entity the contents of such records or writings or any of the Confidential Information.

e. Participant acknowledges that he/she has not disclosed in the past, and agrees not to disclose in the future, to the Company any confidential information or trade secrets of former employers or other entities Participant has been associated with.

4. Non-Disparagement. Each of Participant and the Company (for purposes hereof, “the Company” shall mean only (i) the Company by press release or other formally released announcement and (ii) the executive officers and directors thereof and not any other employees) agrees not to make any public statements that disparage the other party, or in the case of the Company, its respective affiliates, employees, officers, directors, products, articles, parts, supplies, accessories or services. Notwithstanding the foregoing, statements made in the course of sworn testimony in administrative, judicial or arbitral proceedings (including, without limitation, depositions in connection with such proceedings) shall not be subject to this Section 3.

5. Injunctive Relief; Damages. Participant acknowledges that any breach of this Agreement will cause irreparable injury to the Company and that money damages alone would be inadequate to compensate it. Upon a breach or threatened breach by Participant of any of this Agreement, the Company shall be entitled to a temporary restraining order, preliminary injunction, permanent injunction or other relief restraining Participant from such breach without posting a bond. Nothing herein shall be construed as prohibiting the Company from pursuing any other remedies for such breach or threatened breach, including recovery of damages from Participant.

6. General Release

a. The Participant, for himself/herself, his/her spouse, heirs, administrators, children, representatives, executors, successors, assigns, and all other persons claiming through Participant, if any (collectively, “Releasers”), knowingly and voluntarily releases and forever discharges the Company, its affiliates, subsidiaries, divisions, successors and assigns and the current, future and former employees, officers, directors, trustees and agents thereof, from any and all claims, causes of action, demands, fees and liabilities of any kind whatsoever, whether known and unknown, against the Company, that Participant has, has ever had or may have as of the date of execution of this Agreement, including, but not limited to, any alleged violation of:

•	The National Labor Relations Act, as amended;

•	Title VII of the Civil Rights Act of 1964, as amended;

•	The Civil Rights Act of 1991;

•	Sections 1981 through 1988 of Title 42 of the United States Code, as amended;

•	The Employee Retirement Income Security Act of 1974, as amended;

•	The Immigration Reform and Control Act, as amended;

•	The Americans with Disabilities Act of 1990, as amended;

•	The Age Discrimination in Employment Act of 1967, as amended;

•	The Older Workers Benefit Protection Act of 1990;

•	The Worker Adjustment and Retraining Notification Act, as amended;

•	The Occupational Safety and Health Act, as amended;

•	The Family and Medical Leave Act of 1993;

•	The Equal Pay Act;

•	The Texas Labor Code;

•	The Texas Commission on Human Rights Act;

•	The Texas Pay Day Act;

•	Chapter 38 of the Texas Civil Practices and Remedies Code;

•	Any other federal, state or local civil or human rights law or any other local, state or federal law, regulation or ordinance;

•	Any provisions of the State of Texas or Federal Constitutions; or

•	Any public policy, contract, tort, or common law.

Notwithstanding anything herein to the contrary, this Agreement shall not apply to: (i) Participant’s rights of indemnification and directors’ and officers’ liability insurance coverage to which he/she was entitled immediately prior to the Termination Date hereof with regard to his/her service as an officer of the Company; (ii) Participant’s rights under any tax-qualified pension, claims for accrued vested benefits under any other employee benefit plan, policy or arrangement maintained by the Company or under COBRA, and benefits which must be provided to Participant pursuant to the terms of any employee benefit plan of the Company; (iii) Participant’s rights under the provisions of the Plan which are intended to survive termination of employment; or (iv) Participant’s rights as a stockholder. Excluded from this Agreement are any claims which cannot be waived by law.

b. Participant acknowledges and recites that:

(i) Participant has executed this Agreement knowingly and voluntarily;

(ii) Participant has read and understands this Agreement in its entirety, including the waiver of rights under the Age Discrimination in Employment Act;

(iii) Participant has been advised and directed orally and in writing (and this subparagraph (b) constitutes such written direction) to seek legal counsel and any other advice he/she wishes with respect to the terms of this Agreement before executing it;

(iv) Participant has sought such counsel, or freely and voluntarily waives the right to consult with counsel, and Participant has had an opportunity, if he/she so desires, to discuss with counsel the terms of this Agreement and their meaning;

(v) Participant enters into this Agreement knowingly and voluntarily, without duress or reservation of any kind, and after having given the matter full and careful consideration; and

(vi) Participant has been offered 21 calendar days after receipt of this Agreement to consider its terms before executing it. If Participant has not executed this Agreement within 21 days after receipt, this Agreement shall be unenforceable and null and void.

c. Participant shall have 7 days from the date hereof to revoke this Agreement by providing written notice of the revocation as set forth in Section 5, below, in which event this Agreement shall be unenforceable and null and void.

d. 21 DAYS TO SIGN; 7-DAY REVOCATION PERIOD. PARTICIPANT UNDERSTANDS THAT HE/SHE MAY TAKE UP TO 21 CALENDAR DAYS FROM THE DATE OF RECEIPT OF THIS AGREEMENT TO CONSIDER THIS AGREEMENT BEFORE SIGNING IT. FULLY UNDERSTANDING PARTICIPANT’S RIGHT TO TAKE 21 DAYS TO CONSIDER SIGNING THIS AGREEMENT, AND AFTER HAVING SUFFICIENT TIME TO CONSIDER PARTICIPANT’S OPTIONS, PARTICIPANT HEREBY WAIVES HIS/HER RIGHT TO TAKE THE FULL 21 DAY PERIOD. PARTICIPANT FURTHER UNDERSTANDS THAT HE/SHE MAY REVOKE THIS AGREEMENT AT ANY TIME DURING THE SEVEN (7) CALENDAR DAYS AFTER SIGNING IT, AND THAT THIS AGREEMENT SHALL NOT BECOME BINDING UNTIL THE SEVEN (7) DAY REVOCATION PERIOD HAS PASSED.

e. To revoke this Agreement, Participant must send a written statement of revocation to:

the Company Corporation
MS CF5-121
300 RadioShack Circle
Fort Worth, TX 76102
Attn: Vice President-Compensation and Benefits

The revocation must be received no later than 5:00 p.m. on the seventh day following Participant’s execution of this Agreement.

7. Cooperation. Participant agrees to cooperate with the Company, and its financial and legal advisors, and/or government officials, in any claims, investigations, administrative proceedings, lawsuits, and other legal, internal or business matters, as reasonably requested by the Company. Also, to the extent Participant incurs travel or other expenses with respect to such activities, the Company will reimburse his/her for such reasonable expenses documented and approved in accordance with the Company’s then current travel policy.

8. No Admission. This Agreement shall not in any way be construed as an admission by the Company of any act of discrimination or other unlawful act whatsoever against Participant or any other person, and the Company specifically disclaims any liability to or discrimination against Participant or any other person on the part of itself, its employees, or its agents.

9. Severability. It is the desire and intent of the Parties that the provisions of this Agreement shall be enforced to the fullest extent permissible. Accordingly, if any provision of this Agreement shall prove to be invalid or unenforceable, the remainder of this Agreement shall not be affected, and in lieu, a provision as similar in terms as possible shall be added.

10. Entire Agreement. This Agreement, together with the documents incorporated herein by reference, represents the entire agreement between the parties with respect to the subject matter hereof and this Agreement may not be modified by any oral or written agreement unless same is in writing and signed by both parties.

11. Governing Law. This Agreement shall be governed by the internal laws (and not the choice of law principles) of the State of Texas, except for the application of pre-emptive federal law.

12. Survival. Participant’s obligations under this Agreement shall survive the termination of Participant’s employment and shall thereafter be enforceable whether or not such termination is later claimed or found to be wrongful or to constitute or result in a breach of any contract or of any other duty owed to Participant.

13. Amendments; Waiver. This Agreement may not be altered or amended, and no right hereunder may be waived, except by an instrument executed by each of the Parties.

IN WITNESS WHEREOF the Parties have executed this Agreement as of the date first above written.

THE COMPANY:

RadioShack Corporation, for itself and its subsidiaries

By:
Its:

PARTICIPANT:

Name: